SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO 13d-2(b)

PlanetOut Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

727058 10 9 (CUSIP Number)

December 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

[1]	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. 727058 10 9	Page 2 of 43 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Mayfield X, a Delaware Limited Partnership
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5. Sole Voting Power -0- 6. Shared Voting Power 924,727 7. Sole Dispositive Power -0- 8. Shared Dispositive Power 924,727

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 924,727
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐
11.	Percent of Class Represented by Amount in Row (9) 5.5%
12.	Type of Reporting Person PN

13G

CUSIP No. 727058 10 9	Page 3 of 43 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Mayfield X Management, L.L.C., a Delaware Limited Liability Company
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With

  5.    Sole Voting Power

                -0-

  6.    Shared Voting Power

1,140,458 (includes options to purchase 16,135 shares exercisable within 60 days of the date hereof.)

  7.    Sole Dispositive Power

                -0-

  8.    Shared Dispositive Power

1,140,458 (includes options to purchase 16,135 shares exercisable within 60 days of the date hereof.)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,140,458 (includes options to purchase 16,135 shares exercisable within 60 days of the date hereof.)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares Excludes options representing 227 shares which will fully vest on May 14, 2005.	☒
11.	Percent of Class Represented by Amount in Row (9) 6.7%
12.	Type of Reporting Person OO

13G

CUSIP No. 727058 10 9	Page 4 of 43 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Mayfield X Annex, a Delaware Limited Partnership
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5. Sole Voting Power -0- 6. Shared Voting Power 53,439 7. Sole Dispositive Power -0- 8. Shared Dispositive Power 53,439

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 53,439
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐
11.	Percent of Class Represented by Amount in Row (9) 0.3%
12.	Type of Reporting Person PN

13G

CUSIP No. 727058 10 9	Page 5 of 43 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Mayfield Associates Fund V, a Delaware Limited Partnership
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5. Sole Voting Power -0- 6. Shared Voting Power 35,570 7. Sole Dispositive Power -0- 8. Shared Dispositive Power 35,570

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 35,570
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐
11.	Percent of Class Represented by Amount in Row (9) 0.2%
12.	Type of Reporting Person PN

13G

CUSIP No. 727058 10 9	Page 6 of 43 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Mayfield Principals Fund, L.L.C., a Delaware Limited Liability Company
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5. Sole Voting Power -0- 6. Shared Voting Power 110,587 7. Sole Dispositive Power -0- 8. Shared Dispositive Power 110,587

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 110,587
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐
11.	Percent of Class Represented by Amount in Row (9) 0.7%
12.	Type of Reporting Person OO

13G

CUSIP No. 727058 10 9	Page 7 of 43 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Yogen K. Dalal
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.

Number of Shares Beneficially Owned By Each Reporting Person With

  5.    Sole Voting Power

                -0-

  6.    Shared Voting Power

1,140,458 (includes options to purchase 16,135 shares exercisable by Mayfield X Management, L.L.C. within 60 days of the date hereof.)

  7.    Sole Dispositive Power

                -0-

  8.    Shared Dispositive Power

1,140,458 (includes options to purchase 16,135 shares exercisable by Mayfield X Management, L.L.C. within 60 days of the date hereof.)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,140,458 (includes options to purchase 16,135 shares exercisable by Mayfield X Management, L.L.C. within 60 days of the date hereof.)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares Excludes options to purchase 227 shares which will fully vest on May 14, 2005 and which are held by Mayfield X Management, L.L.C.	☒
11.	Percent of Class Represented by Amount in Row (9) 6.7%
12.	Type of Reporting Person IN

13G

CUSIP No. 727058 10 9	Page 8 of 43 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) F. Gibson Myers, Jr.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.

Number of Shares Beneficially Owned By Each Reporting Person With

  5.    Sole Voting Power

                -0-

  6.    Shared Voting Power

1,140,458 (includes options to purchase 16,135 shares exercisable by Mayfield X Management, L.L.C. within 60 days of the date hereof.)

  7.    Sole Dispositive Power

                -0-

  8.    Shared Dispositive Power

1,140,458 (includes options to purchase 16,135 shares exercisable by Mayfield X Management, L.L.C. within 60 days of the date hereof.)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,140,458 (includes options to purchase 16,135 shares exercisable by Mayfield X Management, L.L.C. within 60 days of the date hereof.)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares Excludes options to purchase 227 shares which will fully vest on May 14, 2005 and which are held by Mayfield X Management, L.L.C.	☒
11.	Percent of Class Represented by Amount in Row (9) 6.7%
12.	Type of Reporting Person IN

13G

CUSIP No. 727058 10 9	Page 9 of 43 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Kevin A. Fong
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.

Number of Shares Beneficially Owned By Each Reporting Person With

  5.    Sole Voting Power

                -0-

  6.    Shared Voting Power

1,140,458 (includes options to purchase 16,135 shares exercisable by Mayfield X Management, L.L.C. within 60 days of the date hereof.)

  7.    Sole Dispositive Power

                -0-

  8.    Shared Dispositive Power

1,140,458 (includes options to purchase 16,135 shares exercisable by Mayfield X Management, L.L.C. within 60 days of the date hereof.)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,140,458 (includes options to purchase 16,135 shares exercisable by Mayfield X Management, L.L.C. within 60 days of the date hereof.)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares Excludes options to purchase 227 shares which will fully vest on May 14, 2005 and which are held by Mayfield X Management, L.L.C.	☒
11.	Percent of Class Represented by Amount in Row (9) 6.7%
12.	Type of Reporting Person IN

13G

CUSIP No. 727058 10 9	Page 10 of 43 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) William D. Unger
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.

Number of Shares Beneficially Owned By Each Reporting Person With

  5.    Sole Voting Power

                -0-

  6.    Shared Voting Power

1,140,458 (includes options to purchase 16,135 shares exercisable by Mayfield X Management, L.L.C. within 60 days of the date hereof.)

  7.    Sole Dispositive Power

                -0-

  8.    Shared Dispositive Power

1,140,458 (includes options to purchase 16,135 shares exercisable by Mayfield X Management, L.L.C. within 60 days of the date hereof.)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,140,458 (includes options to purchase 16,135 shares exercisable by Mayfield X Management, L.L.C. within 60 days of the date hereof.)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares Excludes options to purchase 227 shares which will fully vest on May 14, 2005 and which are held by Mayfield X Management, L.L.C.	☒
11.	Percent of Class Represented by Amount in Row (9) 6.7%
12.	Type of Reporting Person IN

13G

CUSIP No. 727058 10 9	Page 11 of 43 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Wendell G. Van Auken, III
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.

Number of Shares Beneficially Owned By Each Reporting Person With

  5.    Sole Voting Power

                -0-

  6.    Shared Voting Power

1,140,458 (includes options to purchase 16,135 shares exercisable by Mayfield X Management, L.L.C. within 60 days of the date hereof.)

  7.    Sole Dispositive Power

                -0-

  8.    Shared Dispositive Power

1,140,458 (includes options to purchase 16,135 shares exercisable by Mayfield X Management, L.L.C. within 60 days of the date hereof.)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,140,458 (includes options to purchase 16,135 shares exercisable by Mayfield X Management, L.L.C. within 60 days of the date hereof.)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares Excludes options to purchase 227 shares which will fully vest on May 14, 2005 and which are held by Mayfield X Management, L.L.C.	☒
11.	Percent of Class Represented by Amount in Row (9) 6.7%
12.	Type of Reporting Person IN

13G

CUSIP No. 727058 10 9	Page 12 of 43 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) A. Grant Heidrich, III
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.

Number of Shares Beneficially Owned By Each Reporting Person With

  5.    Sole Voting Power

                -0-

  6.    Shared Voting Power

1,140,458 (includes options to purchase 16,135 shares exercisable by Mayfield X Management, L.L.C. within 60 days of the date hereof.)

  7.    Sole Dispositive Power

                -0-

  8.    Shared Dispositive Power

1,140,458 (includes options to purchase 16,135 shares exercisable by Mayfield X Management, L.L.C. within 60 days of the date hereof.)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,140,458 (includes options to purchase 16,135 shares exercisable by Mayfield X Management, L.L.C. within 60 days of the date hereof.)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares Excludes options to purchase 227 shares which will fully vest on May 14, 2005 and which are held by Mayfield X Management, L.L.C.	☒
11.	Percent of Class Represented by Amount in Row (9) 6.7%
12.	Type of Reporting Person IN

13G

CUSIP No. 727058 10 9	Page 13 of 43 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Allen L. Morgan
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.

Number of Shares Beneficially Owned By Each Reporting Person With

  5.    Sole Voting Power

                -0-

  6.    Shared Voting Power

1,140,458 (includes options to purchase 16,135 shares exercisable by Mayfield X Management, L.L.C. within 60 days of the date hereof.)

  7.    Sole Dispositive Power

                -0-

  8.    Shared Dispositive Power

1,140,458 (includes options to purchase 16,135 shares exercisable by Mayfield X Management, L.L.C. within 60 days of the date hereof.)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,140,458 (includes options to purchase 16,135 shares exercisable by Mayfield X Management, L.L.C. within 60 days of the date hereof.)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares Excludes options to purchase 227 shares which will fully vest on May 14, 2005 and which are held by Mayfield X Management, L.L.C.	☒
11.	Percent of Class Represented by Amount in Row (9) 6.7%
12.	Type of Reporting Person IN

Item 1.	(a)	Name of Issuer: PlanetOut Inc.

	(b)	Address of Issuer’s Principal Executive Offices: 1355 Sansome Street San Francisco, CA 94111

Item 2.	(a)

Name of Persons Filing:

Mayfield X, a Delaware Limited Partnership

Mayfield X Management, L.L.C., a Delaware Limited Liability Company

Mayfield X Annex, a Delaware Limited Partnership

Mayfield Associates Fund V, a Delaware Limited Partnership

Mayfield Principals Fund, L.L.C., a Delaware Limited Liability Company

Yogen K. Dalal

F. Gibson Myers, Jr.

Kevin A. Fong

William D. Unger

Wendell G. Van Auken, III

A. Grant Heidrich, III

Allen L. Morgan

	(b)	Address of Principal Business Office: c/o Mayfield Fund 2800 Sand Hill Road, Suite 250 Menlo Park, CA 94025

(c)

Citizenship:

Mayfield X, Mayfield X Annex and Mayfield Associates Fund V are Delaware limited partnerships.

Mayfield X Management, L.L.C. and Mayfield Principals Fund, L.L.C. are Delaware limited liability companies.

The individuals listed in Item 2(a) are U.S. citizens.

	(d)	Title of Class of Securities: Common Stock

	(e)	CUSIP Number: 727058 10 9

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a: Not applicable

Page 14 of 43 pages.

Item 4.

Ownership.

The information regarding ownership as set forth in Items 5-9 of Pages 2-13 hereto, is hereby incorporated by reference.

For a summary of total ownership by all Reporting Persons, see Exhibit 3 hereto.

Item 5.

Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person. Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person. Not applicable.

Item 8.	Identification and Classification of Members of the Group. Not applicable.

Item 9.	Notice of Dissolution of Group. Not applicable.

Item 10.	Certification. Not applicable.

Page 15 of 43 pages.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2005

MAYFIELD X
A Delaware Limited Partnership

By:	Mayfield X Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD X MANAGEMENT, L.L.C.

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD X ANNEX, L.P.
A Delaware Limited Partnership

By:	Mayfield X Annex Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD ASSOCIATES FUND V,
A Delaware Limited Partnership

By:	Mayfield X Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD PRINCIPALS FUND, L.L.C.
A Delaware Limited Liability Company

By:	Mayfield X Management, L.L.C.
Its Managing Director

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

Page 16 of 43 pages.

YOGEN K. DALAL

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

F. GIBSON MYERS, JR.

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

KEVIN A. FONG

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

WILLIAM D. UNGER

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

WENDELL G. VAN AUKEN, III

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

A. GRANT HEIDRICH, III

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

ALLEN L. MORGAN

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

Page 17 of 43 pages.

EXHIBIT INDEX

Exhibit 1 - JOINT FILING AGREEMENT

Exhibit 2 - POWERS OF ATTORNEY

Exhibit 3 - OWNERSHIP SUMMARY

Page 18 of 43 pages.